Exhibit 99.1

For Release: June 5, 2006	For Further Information:
Steven R. Lewis, President & CEO
Paul S. Musgrove, CFO
(330) 373-1221

Northern Savings Shareholders Approve Acquisition by First Place

Elyria, Ohio – June 5, 2006 – Shareholders of The Northern Savings & Loan Company voted to approve the acquisition of Northern Savings by First Place Financial Corp. (NASDAQ:FPFC) today at Northern Savings’ annual shareholders’ meeting. More than 73% of the shares eligible to vote were cast in favor of the acquisition. Of the shares that were voted, more than 83% were cast in favor of the acquisition.

The acquisition remains subject to the approval of the Office of Thrift Supervision, the Ohio Department of Financial Institutions and certain customary closing conditions. A closing date will be set as soon as regulatory approvals are received. The closing is expected to occur by June 30, 2006.

Steven R. Lewis, President and Chief Executive Officer of First Place commented, “We appreciate the vote of confidence from Northern Savings shareholders, and we look forward to the integration of two strong community banks into one institution that will benefit all of its shareholders by continuing its strong community focus.”

About First Place Financial Corp.

First Place Financial Corp., a $2.65 billion financial services holding company based in Warren, Ohio, is the largest publicly-traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 21 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank, with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.com.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission (SEC), or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.